                                                                  EXHIBIT 10.1


                          PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT ("Agreement") dated February 17, 2002, is made and entered into by and between SKH Management, L.P., (herein referred to as "Seller"), a Delaware limited partnership, and Touchstone Resources USA, Inc. ( herein referred to as "Buyer"), a Texas corporation. Seller and Buyer are sometimes separately called a "party" and together referred to herein as "parties."

         WHEREAS, Seller currently owns, and has the right to earn, pursuant to the terms and conditions of certain agreements and a Farmout Agreement, certain interests in (a) the existing Louisiana State Lease No. 16141 No. 1 Well, (b) Louisiana state oil, gas and mineral leases, (c) surface equipment, subsurface equipment, and other real, personal and mixed property located on the lands covered by the Louisiana state oil, gas and mineral leases and used in the operation thereof, and (d) contract rights and similar rights associated with operation of the Louisiana state oil, gas and mineral leases, all located in Vermillion Parish, state of Louisiana.

         WHEREAS, Seller desires to sell certain of its interests to Buyer and Buyer desires to purchase such interests from Seller, all in accordance with the terms and conditions set forth herein.

         NOW, THEREFORE, the parties hereto, with the intent to be legally bound, in return for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, including the mutual exchange of covenants and promises herein contained, agree as follows:

         1. The Properties. Seller shall sell, transfer, assign and convey to Buyer all of Seller's interest in and to the following, all of which are hereinafter collectively referred to in this Agreement as (the "Properties"):

            a. All of Seller's rights, title and interests (of whatever kind or character, whether legal or equitable, and whether vested or contingent) currently owned and to be earned, in and to the oil, gas and mineral leases, as described in Exhibit "A" which is incorporated herein by reference for all purposes, including, without limitation, interests in oil, gas and/or mineral in and under and that may be produced from the lands identified on Exhibit "A", the oil, gas and mineral leases covering any part of the lands, overriding royalty interests, fee royalty interests, fee mineral interests, and other interests in oil, gas and other minerals in and under any part of the lands;

            b. All right, title, and interests of Seller, as described in Exhibit "A" in all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations, and/or orders and the properties covered or included in the units (including, without limitation, units formed under orders, rules, regulations, or other official acts of any federal, state or other authority having jurisdiction, voluntary unitization agreements, designations, and/or declarations, and any "working interest units" (created under operating agreements or otherwise) which relate to any of the Properties described in subparagraph a. above;

            c. All rights, title and interests of Seller in all presently existing and valid contracts, operating agreements, farmouts, farm-ins, and other agreements and/or contracts which relate to any of the Properties described in subparagraphs a. and b. above, or which relate to the exploration, development, operation, or maintenance of the Properties or the treatment, storage, transportation, or marketing of production from or allocated to the Properties; and,

            d. All rights, title and interests of Seller in and to all materials, supplies, machinery, equipment, improvements, and other personal property and fixtures (including, but not limited to the Properties, all wells, wellhead equipment, pumping units, flow lines, tanks, buildings, injection facilities, salt water disposal facilities, compression facilities, gathering systems, and other equipment), all easements, rights-of-way, surface leases, and other surface rights, all permits and licenses, and all other appurtenances, used or held for use in connection with or related to the exploration, development, operation, or maintenance of any of the Properties described in subparagraphs a. and b. above, or the treatment, storage, transportation, or marketing of production from or allocated to the Properties.

         2. Purchase Price. As consideration for the sale of the Properties, Buyer shall pay Seller the total sum of THREE MILLION AND NO/100
($3,000,000.00)United States Dollars ("Purchase Price"), payable as follows:

            a. Buyer shall pay to Seller at Closing the sum of TWO MILLION AND NO/100 ($2,000,000.00) United States Dollars, (subject to the adjustment provided for below).

            b. Buyer agrees to pay to Seller the within forty five (45) days from the date of Closing the additional sum of ONE MILLION AND NO/100 ($1,000,000.00) United States Dollars (hereinafter called "Additional Sum"). In the event that Buyer fails to timely pay the Additional Sum to Seller, Buyer shall be obligated to immediately re-assign to re-assign the Properties to Seller, free and clear of any mortgages, liens, burdens, or encumbrances, of any character or kind.

         3. Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

            a. Organization. Seller is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is qualified to do business in this state.

            b. Authority and Conflicts. Seller has full power and authority to carry on its business as presently conducted, to enter into this Agreement, and to perform its obligations under this Agreement. The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated by this Agreement shall not violate, conflict with, or require the consent of any person or entity under any provision of Seller's partnership agreement or bylaws or other governing documents. The execution and delivery of this Agreement has been, and the performance of this Agreement and the transactions contemplated by this Agreement shall be at the time required to be performed, duly and validly authorized by all requisite partnership or corporate action on the part of Seller.

            c. Enforceability. This Agreement has been duly executed and delivered on behalf of Seller and constitutes the legal and binding obligation of Seller enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, reorganization, or moratorium statues, equitable principles, or other similar laws affecting the rights of creditors generally ("Equitable Limitations"). At Closing, all documents and instruments required to be executed and delivered by Seller shall be duly executed and delivered and shall constitute legal, valid, enforceable, and binding obligations of Seller, except as enforceability may be limited by Equitable Limitations.

            d. Title. Seller has Marketable title to the Property. For the purposes of this Agreement, "Marketable Title" means such title will enable Buyer, as Seller's successor in title, to receive from each of the Properties not less than the "Net Revenue Interest" for the interests identified on Exhibit "A" and will obligate Buyer, as Seller's successor in title, to bear no greater "Working Interest" than the Working Interest identified on Exhibit "A" unless the circumstances causing any increase in Working Interest also results in the corresponding Net Revenue Interest being proportionately increased. "Marketable Title" means the Properties are free and clear of all encumbrances, liens, claims, easements, rights, agreements, instruments, obligations, burdens, (collectively the "Liens"), except for (a) liens for taxes not yet delinquent;
(b) lessor's royalties, existing overriding royalties, reversionary interests, and similar burdens that do not operate to reduce the Net Revenue Interest or the Working Interest of Seller in any of the Properties to less than the amount set forth on Exhibit "A".

            e. Litigation and Claims. There are no pending suits, actions, or other proceedings in which Seller is a party (or, to Sellers's knowledge, which have been threatened to be instituted against Seller) which affect Seller's interest in the Properties (including, without limitation, any actions challenging or pertaining to Seller's title to its interest in the Properties), in any material respect or effecting the execution and delivery of this Agreement or the consummation of the transaction contemplated herein. There is no claim, demand, filing, cause of action, administrative proceeding, lawsuit, or other litigation is pending, or to the best knowledge of Seller, threatened, that could now or later adversely affect the ownership or operation of any of the Properties.

            f. Status of Contracts. All of the oil, gas and mineral leases, participation agreements, farmouts, contracts and other obligations of Seller relating to the Properties are in full force and effect to the best of Seller's knowledge. Seller and to the best of Seller's knowledge, any other party to the Contracts is not in breach of or default, or with the lapse of time or the giving of notice, or both, would be in breach or default, with respect to any of its obligations to the extent that any breaches or defaults have an adverse impact on any of the Properties; has given or threatened to give notice of any default under or inquiry into any possible default under, or action to alter, terminate, rescind, or procure a judicial reformation of any Contract; and, Seller does not anticipate any other party to a Contract will be in breach of or default under or repudiate any of its obligations to the extent such breach or default will have an adverse impact on any of the Properties.

            g. Accuracy of Representation. To the best of Seller's knowledge no representation or warranty by Seller in this Agreement or any agreement or document delivered by Seller pursuant to this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in any representation or warranty, in light of the circumstances under which it was made, not misleading. There is no fact known to Seller that materially and adversely affects, or may materially and adversely affect the operation, prospects or condition of any portion of the Properties that has not been identified in this Agreement.

            h. Encumbrances. Seller shall also represent and warrant that between the Effective Date and the actual time of the transfer to the extent of its interest in the Properties there will be no liens, encumbrances, reversions or reassignment obligations caused by Seller adverse to or affecting the interest to be assigned hereunder, judgments, suits, actions or other proceedings existing or threatened against its interest in the Properties, except as provided for herein.

         4. Representations by Buyer. Buyer represents to Seller that the following statements are true and correct:

            a. Organization. Buyer is a corporation duly organized and legally existing under the laws of the State of Texas and has the power and authority to carry on its business as presently conducted, to own and hold the Properties, and to perform all obligations required by this Agreement.

            b. Authority. The execution and delivery of this Agreement has been authorized by all necessary action, corporate and otherwise, on the part of Buyer. Execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement will not, violate or be in conflict with any agreement, instrument, judgment, order, decree, law or regulation by which Buyer is bound.

            c. Binding Agreement. Subject to laws and equitable principles affecting the rights of creditors, this Agreement is a binding obligation of Buyer enforceable according to its terms. There are neither bankruptcy nor reorganization proceedings pending or, to Buyer's knowledge, threatened against Buyer.

            d. BUYER UNDERSTANDS AND AGREES THAT, EXCEPT AS SET FORTH HEREIN, THE PROPERTIES ARE SOLD "AS IS" AND "WHERE IS", WITH ALL FAULTS AND DEFECTS, WITHOUT RECOURSE BY BUYER, ITS SUCCESSORS AND/OR ASSIGNS, AGAINST SELLER AND WITHOUT COVENANT, REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED OR STATUTORY; AND WITHOUT LIMITATION OF THE GENERALITY OF THE IMMEDIATELY PRECEDING CLAUSE, SELLER EXPRESSLY DISCLAIMS AND NEGATES (a) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AND (b) ANY IMPLIED OR EXPRESS WARRANTY OF MECHANTABILITY.

            e. Securities Laws. Buyer is a knowledgeable purchaser, owner and operator of oil and gas properties, has the ability to evaluate the Interests for purchase, and is acquiring the Interests for its own account and not with the intent to make a distribution in violation of the Securities Act of 1933. Buyer shall have until Closing to perform an independent evaluation of the Seller's property. During this period, Buyer shall, at its sole risk and expense, have unrestricted access during normal business hours to the Seller's property, the land files and accounting, engineering, operational, geological and geophysical data, less and except those deemed proprietary by Seller. Buyer acknowledges that it has made its own independent evaluation of the Seller's property and Seller has made no statements or representations concerning the present or future value of the anticipated income, costs, or profits, it any, to be derived from the Seller's property. Any and all data, information and other materials furnished by Seller are provided in good faith to Buyer as an accommodation and without warranty or representation as to quality or accuracy, and any reliance on or use of the same shall be at Buyer's sole risk.

         5. Books and Records. Seller agrees to make available to Buyer, with the exception of books of account, tax returns and correspondence relating thereto, Seller's proprietary, technical or interpretive information and any documents of overall significance to Seller's business, its records relating to the title of said properties, including, but not limited to abstracts, title reports, title opinions, leases, lease purchase reports, operating agreements, letter agreements, contracts, gas purchase contracts and any other informative material relating to said Properties in its possession in order for Buyer to make a determination of the correctness of Seller's interest in said Properties, and the duties and obligations Seller may own under such documentation concerning the Properties. Buyer will pay for its own legal representation and title work necessary. Seller agrees to pay for its own legal representation and any reasonable curative title work requested by Buyer.

         6. Title and Other Examinations and Curative. Prior to Closing, Buyer shall examine title to the Properties at its own expense. However, Seller shall make available to Buyer all of Seller's title opinions, certificates of title, abstracts of title, title data, records and files relating to the Properties (including without limitation all well files and well logs) and information relating to the Properties as soon as possible after the execution of this Agreement. Seller will, at Seller's expense, use Seller's best efforts to promptly cure all title defects discovered by Buyer and obtain all consents and waivers of preferential or other rights to purchase from third parties and governmental authorities necessary to the conveyance, assignment, and transfer to Buyer of the Properties. In the event title to the Properties is not satisfactory, or if the Properties are otherwise not as represented, Buyer may, at its option, either terminate this Agreement at any time on or before Closing, or reduce the Purchase Price by an amount agreeable to both parties.

         7. Indemnities. Contingent upon closing hereunder, Buyer shall defend, indemnify and hold Seller harmless from any and all claims in favor of any person for personal injury, death, or damage to property or to the environment, or for any other claim or relief, accruing directly from, or incident to, the Buyer's use, occupation, operation, maintenance or abandonment of any of the Properties, or condition of the Properties, whether latent or patent, which are attributable in any manner to operations and activities conducted by Buyer subsequent to the Effective Date hereunder.

         Seller shall defend, indemnify and hold Buyer harmless from any and all claims in favor of any person for personal injury, death or damage to property or to the environment, or for any other claim or relief, accruing directly or indirectly from, or incident to Seller's use, occupation, operation, maintenance, or abandonment of any of the Properties, or condition of the Properties, whether latent or patent, which are attributable in any manner to operations and activities conducted by Seller prior to the Effective Date.

            8. Conditions Precedent to Closing.

               8.1. Conditions Precedent to Obligations of Buyer. The obligations of Buyer under this Agreement are expressly subject to completion of each of the following conditions:

                    a. All consents, approvals and authorizations of assignments, and waivers of preferential rights to purchase shall have been submitted to and approved by Buyer.

                    b. Each and every representation and warranty of Seller made to Buyer under this Agreement shall be true and accurate in all material respects as of the date when made, and shall be deemed to have been made again as of the time of Closing, and shall at, and as of, such time of Closing be true and accurate in all material respects except as to any changes contemplated in this Agreement, or consented to by Buyer.

                    c. Seller shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Buyer) each and every covenant and agreement required by this Agreement to be performed, or complied with by Seller prior to, or at, the Closing.

                    d. No suit, action, or other proceedings, shall, on the date of Closing, be pending or threatened before any court or government agency seeking to restrain, prohibit, or obtain material damages or other material relief in connection with the consummation of the transaction contemplated by this Agreement.

               8.2 Conditions Precedent to Obligations of Seller. The obligations of Seller under this Agreement are expressly subject to each of the following conditions being met:

                    a. Each and every representation of Buyer under this Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to have been made again as of the time of Closing and shall at and as of such time of Closing be true and accurate in all material respects except as to any changes contemplated in this Agreement or consented to by Seller.

                    b. Buyer shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Seller) each and every covenant and agreement required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

                    c. No suit, action, or other proceedings shall, on the date of Closing, be pending or threatened before any court or government agency seeking to restrain, prohibit, or obtain material damages or other material relief in connection with the consummation of the transaction contemplated by this Agreement.

         9. Closing.

            a. Actions at Closing. The Closing of the transaction contemplated hereby shall take place in the offices of Buyer located at 5858 Westheimer, Suite 708, Houston, Texas 77057, on February 17, 2002, before 5:00 p.m. Central Time, or at such other date and time as the Buyer and Seller may mutually agree, being herein called the "Closing Date". At the Closing:

                (i) Delivery of Conveyance. Sellers shall execute, acknowledge and deliver to Buyer an Assignment and Bill of Sale ("Conveyance") in the form attached hereto as Exhibit "B". Said Assignment and Bill of Sale shall be effective as of 7:00 a.m. on December 31, 2001. The Assignment to be made in accordance with this Agreement shall be made without warranty of title, either express or implied, except as to claims arising by, through or under Assignor, but not otherwise. Seller's further stipulate and agree that Seller shall not file or cause to be filed any assignment, transfer or conveyance of the Properties prior to the recording of the Conveyance contemplated herein.

                (ii) State Conveyance Forms. Sellers shall complete, prepare, execute, acknowledge and deliver to Buyer the applicable Louisiana Form B as required by the Louisiana State Mineral Board for the transfer and assignment of the Properties.

                (iii) Closing Statement. Buyer and Seller shall execute and deliver a Closing Statement detailing the Purchase Price, less or plus (as the case may be) any mutually agreeable adjustments.

                (iv) Payment to Sellers. Buyer shall deliver to the Sellers, by wire transfer of immediately available funds, to Seller's United States bank account, identified in writing by Seller, the Purchase Price, less or plus (as the case may be) any mutually agreeable adjustments.

            b.  Post Closing Actions.

                (i) Transfer of Files. With the exception of books of account, tax returns and correspondence relating thereto, Seller's proprietary, technical or interpretive information and any documents of overall significance to Seller's business, Seller shall deliver to Buyer promptly after Closing copies of any materials, contract and agreement files, and logs which may exist in Seller's files. Buyer shall preserve such records for a period of two (2) years after the date of Closing or such longer periods as may be required by law or agreement relating to such documents and during such period shall make the same available for examination (or for the making of copies or extracts), if necessary for a lawful purpose, by Seller during Buyers's normal business hours, in space designated as Buyer's office, and in such a manner so as to not to interfere with Buyer's business.

                (ii) Notwithstanding the Effective date as set forth hereinabove, Seller shall be responsible for all liabilities, costs and/or expenses, incurred by or related to the Properties, including, without limitation, all costs and expenses related to the drilling and completion of the Louisiana State Lease No. 16164 No. 1 Well, Vermillion Parish, Louisiana, through the Closing Date, which will include all costs and expenses incurred through the plugging and abandonment operation for the Marg "A" Formation.

                (iii) Additionally, Seller does hereby assume all of the liabilities, costs and expenses associated with the Properties herein conveyed which may be incurred and/or relate to the costs and expenses resulting from the proposed completion of the Lower "O" Sand as proposed by Seneca Resources Corporation. All such costs and expenses will be paid by the Buyer; however, all costs and expenses will be deducted from the payment of the Additional Sum. It is expressly understood that the limitations of the Buyer for the costs and expenses of the operation are to the interest set forth on Exhibit "A." Seller stipulates that it has previously consented to the proposed completion operations for the Lower "O" Sand based on a 32% working interest. In the event that the proposed completion operation is conducted by Seneca Resources Corporation, Seller represents and warrants that it shall timely pay its proportionate share of the 32% percent consenting interest which is not expressly conveyed to the Buyer hereunder.


        10. Notice. All notices required or permitted under this Agreement shall be effective upon receipt if personally delivered, if mailed by registered or certified mail, postage prepaid, or if delivered by telegram, telecopy or facsimile if directed to the parties as follows:

            TO SELLER:                         TO BUYER:

            SKH Management, L.P.               Touchstone Resources USA, Inc.
            7700 San Felipe Suite 500          5858 Westheimer, Suite 708
            Houston, Texas  77063              Houston, Texas  77075
            Telephone: 713-782-1075            Telephone: 713-784-1113
            Facsimile: 713-782-1485            Facsimile: 713-785-8530

Any party may give written notice of a change in the address or individual to whom delivery shall be made provided such notice is given at least ten (10) business days prior to becoming effective.

        11. Miscellaneous Matters.

            a. Choice of Law. This Agreement and all operations hereunder shall be subject to all valid and applicable laws, orders, rules and regulations of any governmental body having jurisdiction over such operations. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the substantive laws of the State of Texas. This Agreement is deemed by and between the parties to have been negotiated, accepted, executed, delivered, and fully performable in Houston, Harris County, Texas. TIME IS OF THE ESSENCE IN THIS AGREEMENT.

            b. Waiver. Any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by the party waiving compliance. Except as otherwise expressly provided in this Agreement, the failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party's right to enforce the same.

            c. Unenforceability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

            d. Legal Review. The parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement, including the opportunity to submit the same to legal counsel for review and comment. Based on said review and consultation, the parties agree with each and every term contained in the Agreement. Based on the foregoing, the parties agree that the rule of construction that a contract be construed against the drafter, if any, shall not be applied in the interpretation and construction of this Agreement.

            e. Continuing Obligations. All representations and warranties made herein by Seller and Buyer shall be continuing and shall be true and correct on as of the date of Closing with the same force and effect as if made at that time( and shall inure to the benefit of the respective successors and assigns of Seller and Buyer), and all such representations and warranties shall survive the Closing and the delivery of the Conveyance.

            f. Entirety. This Agreement, together with the agreements identified on Exhibit "A", embodies the entire agreement between the parties, superseding all prior agreements, negotiations, letters of intent, arrangements and understandings related to the subject matter hereof either written or oral, and may only be supplemented, altered, amended, modified, or revoked by a writing signed by duly authorized representatives of all the parties hereto. Notwithstanding the provisions of this paragraph, no party shall be bound by, subject to, or deemed a party to, any agreement between the parties which have not been duly executed by, or on behalf of, such party.

            g. No Partnership. The parties hereto expressly do not intend to create, and no provision hereof shall be construed as creating a partnership, joint venture, mining partnership, corporation, association or other relationship whereby any party hereto shall ever be held liable for the acts either by omission or commission, of the other, the liability of all the respective parties hereto being several and not joint or collective.

            h. Further Assurances. THE PARTIES AGREE TO EXECUTE AND DELIVER, AFTER THE CLOSING, ANY AND ALL OTHER MUTUALLY ACCEPTABLE INSTRUMENTS AND AGREEMENTS REASONABLY NECESSARY TO ACCOMPLISH THE TRANSACTION CONTEMPLATED HEREBY. Each Party hereto shall from time to time do and perform such further acts and execute and deliver such further instruments, assignments and documents as may be required or reasonably requested by the parties hereto to carry out and effect the intentions and purposes of this Agreement.

            i. Successors and Assigns. All the terms, provisions, covenants, obligations, indemnities, representations, warranties and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Any assignment of the parties rights hereunder to any third party shall be made expressly subject to all of the terms, provisions, covenants, obligations, indemnities, representations, warranties and conditions of this Agreement and those agreements identified on Exhibit "A."

            j. No Commissions. Each party hereto agrees to defend, indemnify, save, and hold harmless the other party from and against any and all claims, demands, causes of action, and damages to third parties claiming under a party hereto for brokerage, commission, finders, or other fees relative to this agreement, or the transactions contemplated hereby, together with any court costs, attorneys' fees or other costs or expenses arising therefrom.

            k. Headings. The subject headings of the articles, sections and subsections of this Agreement are included solely for purposes of convenience and reference only, and shall not be deemed to explain, modify, limit, amplify or aid in the meaning, construction or interpretation of any of the provisions of this Agreement.

            l. Counterparts. This Agreement may be executed in a number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. It shall not be necessary that the Parties hereto execute an single counterpart hereof, and this Agreement shall be effective when each party hereto has executed a counterpart hereof (whether or not any other party has executed the same counterpart).

         EXECUTED on the date first written above, to be effective on the Effective Date.

                                     SELLER

                                     SKH MANAGEMENT, L.P.


                                     By:_____________________________
                                        Paul J. Sigmund, President of
                                        Sigmund, Kane & Hatch, Inc.,
                                        its General Partner.


                                     BUYER

                                     TOUCHSTONE RESOURCES USA, INC.


                                     By:_____________________________
                                        Mark A. Bush, President

                                   Exhibit "A"
                   Attached to and made a part of that certain
               Purchase and Sale Agreement dated February 17, 2002
                by and between SKH Management, L.P. , as Seller,
                   and Touchstone Resources USA, Inc. as Buyer

            N. Hell Hole Bayou Prospect, Vermilion Parish, Louisiana

I. Agreements

1. Farmout Agreement dated March 14, 2001 by and between Devon Energy Production Company, L. P., et al, as Farmor and SKH Management, L.P. as Farmee, as amended by letter agreement dated October 23, 2001.

2. Joint Operating Agreement dated March 15, 2001 by and between Seneca Resources Corporation, as Operator, and SKH Management, L.P. et al, as Non-Operators, as amended by amendment dated September 7, 2001, covering Louisiana State Lease Nos. 16141, 16142, and 17289, Vermillion Parish, Louisiana.

II.  Oil, Gas and Mineral Leases

     Owned Leasehold Interests

     1. Oil, Gas and Mineral Lease designated as State Lease 16141 dated June 15, 1998 from the State of Louisiana, as Lessor to SKH Energy Partners, L.P. as Lessee containing 1,528 acres of land, more or less, and being recorded under Entry No. 9809688 of the Conveyance Records of Vermilion Parish, Louisiana.

     2. Oil, Gas and Mineral Lease designated as State Lease 17289 dated November 19, 2001 from the State of Louisiana, as Lessor to Seneca Resources Corporation, as Lessee containing 793.62 acres of land, more or less, and being recorded under Entry No. 20200275 of the Conveyance Records of Vermilion Parish, Louisiana.

     Right To Earn Leasehold Estates:

     3. Oil, Gas and Mineral Lease designated as State Lease 16142 dated June 10, 1998 from the State of Louisiana, as Lessor to Energy Partners, Inc., as Lessee, containing 828 acres of land, more or less, and being recorded under Entry No. 9807498 of the Conveyance Records of Vermilion Parish, Louisiana.

          Pursuant to the terms of the Farmout Agreement, Seller has the contractual right to earn an interest in the subject lease, which will be limited to 100' below the stratigraphic equivalent of the deepest producing perforation. The actual interest to be acquired is set forth in item V below.

III. Well

     1. State Lease 16141 No. 1 Well identified by API No. 171132217100, Vermilion Parish, Louisiana.

IV.  Units

     1. Order No. 1456 dated April 30, 2001 (15.500' Zone Reservoir A, in the North Hell Hole Bayou Field, Vermilion Parish, Louisiana).

     2. Order No. 1456-A dated April 30, 2001 (Marg A Zone Reservoir A, in the North Hell Hole Bayou Field, Vermilion Parish, Louisiana).

V.   Seller's Interest

     1. 6.0% Working Interest and 4.48% Net Revenue Interest, in and to all of the Louisiana State Lease No. 16141, which is not included within the Production Unit established for the State Lease 16141 No. 1 Well identified by API No. 171132217100, Vermilion Parish, Louisiana, including all depths.

     2. 6.0% Working Interest and 4.48% Net Revenue Interest, as to that portion of Louisiana State Lease No. 16141 which is included within the Production Unit established for the State Lease 16141 No. 1 Well identified by API No. 171132217100, Vermilion Parish, Louisiana.

     3. The right to earn a 6% Working Interest and 4.41% Net Revenue Interest, as to that portion of Louisiana State Lease No. 16142 which is included within the Production Unit established for the "State Lease 16141 No. 1 Well" identified by API No. 171132217100, Vermilion Parish, Louisiana ("Earned Interest"), subject to the terms of the Farmout Agreement, and the additional agreement between the parties hereto. Under the terms of the Farmout Agreement, Farmors' retain the option to convert its retained overriding royalty interest into a working interest in Louisiana State Lease No. 16142 after payout (as defined in the Farmout Agreement) is achieved. In the event any or all of the Farmors' elect after payout to convert the Farmors' retained overriding royalty interest for a working interest as to that portion of Louisiana State Lease No. 16142 which is included withing the Production Unit established for the "State Lease 16141 No. 1 Well" identified by API No. 171132217100, Vermilion Parish, Louisiana, said Earned Interest shall be proportionately reduced in an amount not to exceed 100% of said Earned Interest. Assuming an equal amount of acreage for all oil, gas and mineral leases included within the Production Unit established for the "State Lease 16141 No. 1 Well" identified by API No. 171132217100, Vermilion Parish, Louisiana, the Earned Interest of Seller after payout under State Lease 16142, if all Farmors elect to convert their retained overriding royalty interest to a working interest, would result in the Seller's Earned Interest being reduced to zero(0). In the event that all or part of the Farmors elect to convert their retained overriding royalty interest to a working interest, Seller shall be entitle to its proportionate share of the converted overriding royalty interest attributable to the interests owned by Seller within the Production Unit established for the "State Lease 16141 No. 1 Well" identified by API No. 171132217100, Vermilion Parish, Louisiana.

     4. The right to earn a Working Interest and/or a Net Revenue Interest, if any, as to that portion of the Louisiana State Lease No. 16142, which is not included within the Production Unit established for the State Lease 16141 No. 1 Well identified by API No. 171132217100, Vermilion Parish, Louisiana, subject to the terms of the Farmout Agreement.

     5. The right to an assignment of a 2% Working Interest and 1.5% Net Revenue Interest, as to that portion of the Louisiana State Lease No. 16141, which is not included within the Production Unit established for the State Lease 16141 No. 1 Well identified by API No. 171132217100, Vermilion Parish, Louisiana, subject to the terms of the Farmout Agreement. As se forth in that certain Letter Agreement from Williams Production-Gulf Coast Company L.P. to SKH Management, L.P. dated February 6, 2002.

     6. The right to earn a 2% Working Interest and 1.535% Net Revenue Interest in the Well and existing Unit after payout, which will be reflected in a corrected assignment to be executed by and between Williams Production-Gulf Coast Company L.P., as assignor and SKH Management, L.P. as assignee. The terms of the transfer are set forth in that certain Letter Agreement from Williams Production-Gulf Coast Company L.P. to SKH Management, L.P. dated February 6, 2002.

     7. The right to earn a 2% Working Interest and 1.57% Net Revenue Interest, as to that portion of the Louisiana State Lease No. 16142, which is not included within the Production Unit established for the State Lease 16141 No. 1 Well identified by API No. 171132217100, Vermilion Parish, Louisiana, subject to the terms of the Farmout Agreement.

     8. 8.0% Working Interest and 6.12% Net Revenue Interest in Louisiana State Lease No. 17289

     9. All right, title, and interest to a .21% (.0021) overriding royalty interest under Louisiana State Lease No. 16141, being all of Seller's reserved overriding royalty interest attributable to the interests conveyed under Louisiana State Lease No. 16141.

*** The parties hereto stipulate and agree that the interests to be conveyed within the Production Unit for the Louisiana State Lease No. 16141 No. 1 Well are based upon the assumption that the Production Unit will be equally divided between State Lease No. 16141 and State Lease No. 16142; however the exact acreage content of the unit may effect the exact calculation of the interests within the Production Unit.

                                  EXHIBIT "B"
                   Attached to and made a part of that certain
               Purchase and Sale Agreement dated February 17, 2002
               by and between SKH Management, L.P., as Seller and
                    Touchstone Resources USA, Inc., as Buyer

                     ASSIGNMENT, BILL OF SALE AND CONVEYANCE

         This Assignment, Bill of Sale and Conveyance (this "Assignment") is executed effective as of 7:00 a.m. local time on December 31, 2001(the "Effective Time"), and is by and between SKH MANAGEMENT, L.P.,a Delaware limited partnership("Assignor"), whose principal place of business is 7700 San Felipe, Suite 500, Houston, Texas 77056, and TOUCHSTONE RESOURCES USA, INC., a Texas ("Assignee"), whose principal place of business is 5858 Westheimer, suite 708, Houston, Texas 77057.

                                    ARTICLE I

                          GRANTING AND HABENDUM CLAUSES

         For One Thousand Dollars ($1,000.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor has GRANTED, BARGAINED, SOLD, ASSIGNED, TRANSFERRED and CONVEYED, and does hereby BARGAIN, SELL, ASSIGN, TRANSFER and CONVEY to Assignee all of Assignor's right, title and interest in and to the following property and interests (collectively, the "Properties" and individually, a "Property"), effective as of the Effective Time:

                  (a) the oil and gas leases described on Exhibit "A" (the "Leases") and the undivided working interests and net revenue interests in the oil and gas well and properties described on Exhibit "A" (the "Well");

                  (b) certain personal property, equipment, and fixtures located on or about the Leases and the Well and used in connection with operation of the Leases and the Well (the "Equipment"); provided, however, the Equipment shall not include any tools, or other equipment temporarily located on the Leases or the Well or used by Assignor in connection with any reserved portions of the Leases or the Well;

                  (c) the rights and obligations existing under certain contracts and agreements that benefit or burden the Leases and the Well, including, but not limited to, operating agreements, unitization agreements, pooling agreements, declarations of pooling or unitization, farmout agreements, rights-of-way, easements, surface agreements, assignments, and oil, gas liquids, condensate, casinghead gas and gas sales, purchase, exchange, gathering, transportation and processing contracts, but excluding any contracts or agreements that require the consent of third parties thereto that is not obtained or is not obtainable without the payment of consideration (the "Contracts");

                  4. the oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, products refined and manufactured therefrom, other minerals, and the accounts and proceeds from the sale of all of the foregoing under the terms of the Leases and the Contracts (the "Production"); and

                  5. the files, records, data (including geophysical and seismic data), and other documentary information owned and maintained by Assignor pertaining to the Leases, the Well, the Equipment, the Contracts, and the Production, but excluding (a) any files, records, data, and documentary information to the extent disclosure or transfer is restricted by third-party agreement or applicable law or would require the consent of a third party or the payment of a transfer fee, similar payment, or other consideration; (b) work product of Assignor's legal counsel (other than title opinions); and (c) records relating to the negotiation and consummation of the transactions contemplated hereby (subject to such exclusions, the "Data").

         TO HAVE AND TO HOLD the Properties, together with all and singular the rights, privileges, contracts and appurtenances, in any way appertaining or belonging thereto, unto Assignee and to its successors and assigns, forever, subject, however, in all respects to the terms and conditions below.

                                   ARTICLE II
                                   DISCLAIMERS

         2.1 Disclaimer. The Properties are hereby assigned by Assignor to Assignee without recourse, covenant or warranty of title of any kind, express, implied or statutory, even to the return of the purchase price, except for the special warranty of title set forth in this Section 2.1. Assignor hereby binds itself, its successors and assigns, to warrant and forever defend all and singular the Properties unto the said Assignee, its successors and assigns, against every Person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Assignor, but not otherwise, but subject to the Permitted Encumbrances (as defined below). Any covenants or warranties implied by statute or law by the use herein of the words "grant", "convey" or other similar words are hereby expressly restrained, disclaimed, waived and negated. WITHOUT LIMITING THE GENERALITY OF THE THREE PRECEDING SENTENCES AND EXCEPT AS SPECIFICALLY SET FORTH HEREIN, ASSIGNEE HEREBY WAIVES AND ACKNOWLEDGES THAT ASSIGNOR HAS NOT MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND ASSIGNOR HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION AND WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT OR RELATING TO (1) TITLE TO ANY OF THE PROPERTIES, (2) THE CONTENTS, CHARACTER, OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION RELATING TO THE PROPERTIES, (3) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY INFORMATION, DATA, OR OTHER MATERIALS (WHETHER WRITTEN OR ORAL) NOW, HERETOFORE, OR HEREAFTER, FURNISHED TO ASSIGNEE BY OR ON BEHALF OF ASSIGNOR, (4) THE QUANTITY, QUALITY, OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE PROPERTIES, (5) ANY ESTIMATES OF THE VALUE OF THE PROPERTIES OR FUTURE REVENUES TO BE GENERATED BY THE PROPERTIES, INCLUDING, WITHOUT LIMITATION, PRICING ASSUMPTIONS OR THE ABILITY TO SELL OR MARKET ANY PETROLEUM SUBSTANCES AFTER CLOSING, (6) THE PRODUCTION OR RATES OF PRODUCTION OF PETROLEUM SUBSTANCES FROM THE PROPERTIES, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS, OR IN PAYING QUANTITIES THEREFROM,
(7) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, OR MARKETABILITY OF THE PROPERTIES, (8) RECOMPLETION OPPORTUNITIES, EXPLORATION POTENTIAL, OR DECLINE RATES, OR (9) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED IN ANY MANNER WHATSOEVER TO ASSIGNEE OR ITS AFFILIATES, OR ITS OR THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES, OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS ASSIGNMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO. ASSIGNOR FURTHER EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONDITION OF ANY IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES, AND PERSONAL PROPERTY CONSTITUTING PART OF THE PROPERTY INCLUDING, WITHOUT LIMITATION, (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF ASSIGNEE UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (e) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT, (f) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM REDHIBITORY VICES OR DEFECTS OR OTHER VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN, (g) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, AND (h) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH, IT BEING THE EXPRESS INTENTION OF ASSIGNOR AND ASSIGNEE THAT THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES, AND PERSONAL PROPERTY SHALL BE CONVEYED TO ASSIGNEE "AS IS, WHERE IS" AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND ASSIGNEE REPRESENTS TO ASSIGNOR THAT ASSIGNEE HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES, AND PERSONAL PROPERTY AS ASSIGNEE DEEMS APPROPRIATE AND NECESSARY, AND ASSIGNEE ACCEPTS THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES, AND PERSONAL PROPERTY "AS IS, WHERE IS" IN THEIR PRESENT CONDITION AND STATE OF REPAIR. THE PARTIES AGREE THAT THIS SECTION 2.1 CONSTITUTES A CONSPICUOUS LEGEND.

                  2.2 Permitted Encumbrances. The term "Permitted Encumbrances" means any of the following matters:

Lessors' royalties and any other similar burdens on production, including overriding royalties, reversionary interests, and other burdens to the extent that they do not, individually or in the aggregate, reduce Assignor's net revenue interests below that shown on Exhibit "A" or increase Assignor's working interest above that shown on Exhibit "A" without a corresponding increase in the net revenue interest;

All leases, unit agreements, pooling agreements, operating agreements, production sales contracts, division orders, and other agreements, instruments, or Contracts applicable to the Properties, including without limitation all contracts to which the Properties may be subject described on Exhibit "A"(the "Subject To Contracts"), to the extent that they do not, individually or in the aggregate, reduce Assignor's net revenue interests below that shown on Exhibit "A" or increase Assignor's working interest above that shown on Exhibit "A" without a corresponding increase in the net revenue interest; provided, however, notwithstanding the foregoing limitation, all Subject To Contracts are Permitted Encumbrances;

Third-party consent requirements and similar restrictions with respect to which waivers or consents are obtained by Assignor from the appropriate parties prior to the date hereof or the appropriate time period for asserting the right has expired or which need not be satisfied prior to a transfer or which are customarily obtained after delivery of the conveyance of the nature contemplated by this Assignment;

Liens for current taxes or assessments not yet due or delinquent or, if delinquent, being contested in good faith by appropriate actions;

Materialman's, mechanic's, repairman's, employee's, contractor's, operator's, and other similar liens or charges arising in the ordinary course of business for amounts not yet due or delinquent (including any amounts being withheld as provided by law), or if delinquent, being contested in good faith by appropriate actions;

All rights to consent by, required notices to, filings with, or other actions by governmental bodies in connection with the sale or conveyance of oil and gas leases or interests therein if they are customarily obtained subsequent to the sale or conveyance;

Rights of reassignment arising upon final intention to abandon or release the Properties, or any of them contained in instruments of record;

Easements, rights-of-way, servitudes, permits, surface leases, and other rights in respect of surface operations;

Any approval by the State of Louisiana (and other appropriate Governmental Authorities) to transfer and/or confirm the ownership of the Leases to Assignee;

All rights reserved to or vested in any governmental body to control or regulate any of the Properties in any manner and all obligations and duties under all applicable laws, rules, and orders of any such governmental body or under any franchise, grant, license, or permit issued by any such governmental body; and

Any other liens, charges, encumbrances, defects, or irregularities that do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the Properties subject thereto or affected thereby (as currently used or owned), and that would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties located on the Outer Continental Shelf in the Gulf of Mexico.

                  2.3 Subrogation. To the extent it is able without the expenditure of any consideration, Assignor hereby transfers and assigns unto Assignee, its successors and assigns, all of Assignor's rights under and by virtue of all covenants and warranties pertaining to the Properties, express or implied (including, without limitation, title warranties and manufacturers', suppliers' and contractors' warranties), that have heretofore been made by any of Assignor's predecessors in title, or by any third party manufacturers, suppliers and contractors (the "Prior Covenants and Warranties"). This Assignment is made with full substitution and subrogation of Assignee, its successors and assigns, in and to and under and by virtue of the Prior Covenants and Warranties and with full subrogation to all rights accruing under the statutes of limitation, prescription and repose under the laws of the applicable jurisdictions in relation to the Properties and all causes of action, rights of action or warranty of Assignor against all former owners of the Properties.

                                   ARTICLE III

                                  MISCELLANEOUS

         3.1 Further Assurances. Simultaneously with the execution of this Assignment, Assignor has executed Louisiana Form B for filing in the records of the appropriate offices of the State of Louisiana. In addition to that assignment (without creating any additional covenants, warranties or representations of or by Assignor), Assignor covenants and agrees to execute and deliver to Assignee all such other and additional assignments, instruments and other documents and to do all such other acts and things as may be necessary more fully to vest in Assignee record title to all of the Properties herein and hereby granted or intended to be granted, and to put Assignee in actual possession and operating control of the Properties to the same extent as Assignor was theretofore in, or was theretofore entitled to be in. Such separate or additional assignments: (a) shall evidence the assignment of the Properties herein made or intended to be made; (b) shall not modify any of the terms and covenants herein set forth and shall not create any additional representations or covenants of or by Assignor to Assignee; (c) shall be deemed to contain all of the terms and provisions hereof, as fully and to all intents and purposes as though the same were set forth at length in the separate assignments; and (d) to the extent required by law, shall be on forms prescribed, or may otherwise be on forms suggested, by the appropriate Governmental Authorities. In the event any term or provision of the separate or any additional assignment should be inconsistent with or conflict with the terms or provisions of this Assignment, the terms and provisions of this Assignment shall control and shall govern the rights, obligations and interests of the parties hereto, their successors and assigns; provided, however, all such other assignments and this Assignment shall, when taken together, be deemed to constitute the one assignment by Assignor to Assignee of all of the Properties.

         3.2 Approval. This Assignment is made and accepted subject to the approval of the appropriate Governmental Authority and to the terms of such approval, if and to the extent required by all applicable law.

         3.3 Assumption of Liabilities. In accordance with the Agreement (as defined below) and as set forth in Exhibit "A", Assignee expressly assumes all of Assignor's obligations relating to the Properties, including, without limitation, the Leases and all operating agreements, unit agreements, contracts or other matters that are included in Exhibit "A" as Subject To Contracts or that create or reserve to Assignor its interest in the Properties or otherwise affect the Properties.

         3.4 Counterparts. This Assignment may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one conveyance.

         3.5 Successors and Assigns. This Assignment shall bind and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

         3.6 Copies. Assignor and Assignee have each retained a counterpart of this Assignment with complete exhibits, including, without limitation, any unrecorded or not publicly available agreements set forth any Exhibit attached hereto. True and correct copies of any of the above are available upon request from either Assignor or Assignee at the addresses set forth in the recitals of this Assignment.

         3.7 Exhibits. Reference is made to all Exhibits attached hereto and made a part hereof for all purposes. References in all Exhibits are made a part hereof for all purposes, including, without limitation, any instruments on file in any public records or otherwise publicly available.

         3.8 Definitions. For purposes of this Assignment, the term "Person" means an individual, corporation, partnership, limited liability company or other form of company, governmental or regulatory body, agency or authority, court or tribunal, or other entity and the term "Governmental Authority" shall mean, as to any given Property, the United States and the state, county, parish, city, and political subdivisions in which such Property is located and that exercises jurisdiction over such Property, and any agency, department, board, or other instrumentality thereof that exercises jurisdiction over such Property.

         3.9 Purchase and Sale Agreement. This Assignment is expressly made subject to all the terms and conditions of that certain Purchase and Sale Agreement dated February 17, 2002, between Assignor and Assignee (the "Agreement") a true and correct copy of which is located in Assignor's or Assignee's offices at the addresses set forth in the recitals of this Assignment and is available upon request.

         IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment on the date of their respective acknowledgments below, but effective for all purposes as of the Effective Time.

                                           ASSIGNOR
WITNESSES                                  SKH MANAGEMENT, L.P.


___________________________                By:________________________

___________________________                Title:_____________________

                                           ASSIGNEE
WITNESSES                                  TOUCHSTONE RESOURCES USA, INC.

___________________________                 By:_______________________
                                               Mark A. Bush, President
___________________________



STATE OF TEXAS                    ss.
                                  ss.
COUNTY OF HARRIS                  ss.

         On this _____ day of ___________, 2002, before me, the undersigned Notary Public in and for the State of Texas, personally appeared ____________________, to me personally known, who, being by me duly sworn, did say that he is the ___________________ of ________________, a Delaware
corporation that is the General Partner of SKH Management, L.P., a Delaware limited partnership, and that the instrument was signed on behalf of the SKH Management, L.P. by authority of its General Partner and that SKH MANAGEMENT, L.P. acknowledged the instrument to be the free act and deed of the limited partnership.

                                            ------------------------------
                                            Notary Public

                                            My Commission Expires:
                                            ------------------------------

                               * * * * * * * * * *


STATE OF TEXAS                    ss.
                                  ss.
COUNTY OF HARRIS                  ss.

On this _____ day of _________________, 2002, before me, the undersigned Notary Public in and for the State of Texas, personally appeared MARK A. BUSH_, to me personally known, who, being by me duly sworn, did say that he is the President of TOUCHSTONE RESOURCES USA, INC., a Texas corporation, and that the instrument was signed on behalf of the corporation by authority of its Board of Directors and that TOUCHSTONE RESOURCES USA, INC. acknowledged the instrument to be the free act and deed of the corporation.


                                            ------------------------------
                                            Notary Public

                                            My Commission Expires:
                                            ------------------------------